Exhibit 10.9
SEVERANCE PAY PLAN FOR EMPLOYEES OF
DOLE FOOD COMPANY, INC.
AND PARTICIPATING DIVISIONS AND
SUBSIDIARIES
Effective January 1, 2006
SEVERANCE PAY PLAN FOR EMPLOYEES OF
DOLE FOOD COMPANY, INC.
AND PARTICIPATING DIVISIONS AND SUBSIDIARIES
This Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries (the “Plan”) is an employee welfare benefit plan, within the meaning of Section 3(1) of ERISA, which is designed to provide payments upon severance to certain employees of Dole Food Company, Inc. and its participating divisions and subsidiaries.
This Plan is hereby amended and restated in its entirety, pursuant to section 5.1 of Plan, effective January 1, 2006.
ARTICLE I — TITLES AND DEFINITIONS
1.1 Title.
This Plan shall be known as the “Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries.”
1.2 Definitions.
Whenever the following terms are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.
“Administrator” shall mean the Welfare Plan Committee, as set forth in Article IV.
“Base Compensation” shall mean an Eligible Employee’s annualized gross base salary in effect his or her Severance Date excluding any overtime, bonuses or other supplemental compensation.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Compensation Committee” shall mean the Corporate Compensation and Benefits Committee, or its delegate.
“Company” shall mean Dole Food Company, Inc., a Delaware corporation, or any successor corporation resulting from merger, consolidation, or transfer of assets substantially as a whole, which shall expressly agree in writing to continue the Plan as herein provided.
“Comparable Position” shall mean, for any Eligible Employee, any position which satisfies the following criteria:
(a) The wages are, in the aggregate, greater than 80% of the Base Compensation enjoyed by the Eligible Employee at the time the position is offered, even if other benefits are materially reduced or eliminated;
(b) The position is at a location which is less than 50 miles farther from the Eligible Employee’s residence than his or her former place of work; and
(c) The position is offered to the Eligible Employee no later than 30 days prior to his or her Severance Date.
“Eligible Employee” shall mean an individual who is employed by an Employer and classified by such Employer as a regular, Full-time, exempt or non-exempt salaried employee on its United States payroll. Eligible Employee shall not include any employee who is (i) a non-resident alien receiving no United States source income, or (ii) covered by a collective bargaining agreement (unless eligibility under this Plan has specifically been extended to such employee through the collective bargaining agreement). Except as otherwise provided in a written agreement between the Eligible Employee and the Company, in order to qualify for a Severance Pay Benefit, an Eligible Employee must satisfy the eligibility requirements set forth in section 2.1.
“Employer” shall mean the Company and any participating subsidiary or division of the Company listed in Appendix A.
“Employment Commencement Date” shall mean the date on which an Eligible Employee first performs an hour of service for an Employer, except as follows:
(a) If an Eligible Employee first performs an hour of service for an entity prior to the date on which such entity becomes acquired by or affiliated with the Company, the employee’s Employment Commencement Date shall be the date on which such entity becomes acquired by or affiliated with the Company, except in the following cases:
(i) This paragraph (i) shall apply only to employees of Pacific Holding Company and its subsidiaries (“Pacific”). If a Pacific entity became affiliated with the Company prior to December 31, 1983, an Eligible

Employee’s Employment Commencement Date will be his or her date of hire with the Pacific entity. If a Pacific entity first became affiliated with the Company on or after January 1, 1984, an Eligible Employee’s Employment Commencement Date will be the later of his or her date of hire with the Pacific entity or the date on which the entity became affiliated with the Company.
(ii) If an Eligible Employee was employed by Blue Goose Growers on April 14, 1984, an Eligible Employee’s Employment Commencement Date will be April 14, 1984.
(iii) If an Eligible Employee was employed by Dole Fresh Flowers, Inc. on July 1, 1999, his or her Employment Commencement Date will be his or her date of hire with Finesse Farms East, Inc., Finesse Farms West, Inc., Four Farmers, Inc., Columbia Carnations, Inc., Sunburst Farms, Inc. or Sunpetals, Inc., whichever is applicable.
(b) Notwithstanding any other provision in this section, including subsection (a) above, if an Eligible Employee has a break in service during which he or she is not employed by an Employer, the Eligible Employee’s most recent date of hire with an Employer shall be the employee’s applicable Employment Commencement Date.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Full-time” shall mean, for any employee, “full-time” status as determined or defined by the employee’s Employer. In the absence of such a determination or definition, “full-time” shall mean working 40 or more hours per week on a regular basis.
“Plan” shall mean the Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries as set forth herein, now in effect or hereafter amended.
“Service” shall mean a period of continuous, salaried employment beginning with an Eligible Employee’s Employment Commencement Date and ending with his or her applicable Severance Date.
“Severance Date” shall mean the date the Eligible Employee ceases to be an employee of any Employer.
“Severance Pay Benefit” shall mean the benefit payable pursuant to Section 3.1, except as otherwise provided in a written agreement between the Eligible Employee and the Company.
“Weekly Base Compensation” shall mean the Eligible Employee’s Base Compensation divided by 52.
“Year of Service” shall mean a continuous, full year of Service as an Eligible Employee.
ARTICLE II — ELIGIBILITY
2.1 Eligibility Requirements.
(a) An Eligible Employee shall be eligible for a Severance Pay Benefit if the Administrator, pursuant to its powers and duties under Section 4.1, determines that his or her employment with an Employer is involuntarily terminated as a result of a workforce reduction, elimination of operations, or job elimination.
(b) Notwithstanding the foregoing, an Eligible Employee shall not be entitled to any Severance Pay Benefit if the Eligible Employee:
(i) continues to be employed for any period of time, or
(ii) is offered, but does not accept, a Comparable Position
with an Employer or an entity that acquires part or all of the assets or operations of an Employer, whether by merger, stock or asset transfer, or other means.
(c) Notwithstanding the foregoing, an Eligible Employee shall be entitled to a Severance Pay Benefit only if the employee executes and delivers a valid release, as developed by the Company, of all claims against the Company, any Employer, or any employees, directors, or agents of the Company or any Employer, and the employee does not revoke such release agreement within the time period required by law for the revocation of a release.
(d) An Eligible Employee shall not be entitled to a Severance Pay Benefit if his or her employment with an Employer is terminated, voluntarily or involuntarily, for any reason other than as set forth in subsection (a) above, including but not limited to retirement, disability, discharge by the Employer with or without cause, or death.
ARTICLE III — BENEFITS PAYABLE UNDER THE PLAN
3.1 Severance Pay Benefits Payable Under The Plan.
(a) The Severance Pay Benefit payable to an Eligible Employee shall be determined based on the Eligible Employee’s continuous Service with his or her Employer or

Employers. Except as otherwise provided below, the Severance Pay Benefit shall equal an amount of Weekly Base Compensation determined according to the following schedule:

Years of Service	Severance Pay Benefit
1 to 4	2 weeks for each Year of Service plus 2 weeks
5 to 14	2 weeks for each Year of Service plus 4 weeks
15 or more	2 weeks for each Year of Service plus 6 weeks
(b) For purposes of computing an Eligible Employee’s Severance Pay Benefit, incomplete Years of Service shall be pro-rated at .833 days per full month of employment completed during such Year of Service. If an employee does not work a full month, he or she will not be given credit for a full month unless he or she works more than 15 calendar days in that month; otherwise, no credit shall be given for incomplete or partial months.
(c) Notwithstanding Section 3.1(a) or (b), if an Eligible Employee was employed by Blue Goose Growers prior to April 14, 1984, he or she shall receive Severance Pay Benefits for periods of service during the period from October 1, 1979 through April 14, 1984 at a rate of five (5) days per Year of Service, provided that such Eligible Employee did not incur a break in service between such period of service and the applicable Severance Date during which he or she was not employed by an Employer. For purposes of this Section 3.1(c), incomplete years shall be pro-rated at .4166 days per full month of employment completed during such Year of Service. Incomplete months shall be rounded up or down to the nearest month.
(d) An Eligible Employee who satisfies the requirements of Section 2.1(a) above shall receive at least two weeks’ notice of termination. In the event an Eligible Employee does not receive such notice, the Eligible Employee shall receive an additional Severance Pay Benefit equal to two weeks of his or her Weekly Base Compensation.
(e) In no event shall the Severance Pay Benefit of any Eligible Employee exceed either of the following:
(i) an amount equal to a total of 104 weeks of Weekly Base Compensation, including any amount received under subsection 3.1(a), (c), and/or (d); or
(ii) an amount equal to twice the Eligible Employee’s total compensation (including wages, salary, and any other benefit of monetary value) during the twelve-month period immediately preceding his or her termination of service.
(f) Severance Pay Benefits paid under this Plan to an Eligible Employee shall be reduced by the amount paid to the Eligible Employee under any United States or foreign statute, law, or regulation which requires a formal notice period, pay in lieu of notice (other than pursuant to subsection (d) above), termination indemnity, severance payments or similar payments, other than unemployment benefits provided in the United States.
3.2 Payment of Severance Pay Benefits.
(a) An Eligible Employee’s Severance Pay Benefit shall be paid in the form of salary continuation payments. The periodic payments shall be paid in accordance with the regular payroll practices in increments (i.e., on a weekly, bi-weekly, or four week basis) that conform to local practices for similarly situated active employees. Notwithstanding the preceding sentence, salary continuation payments shall cease, and any remaining unpaid Severance Pay Benefit shall be paid in a single, lump sum at the earliest to occur of the following events: (i) the Eligible Employee commences receipt of benefits under an Employer’s retirement plan for salaried employees; (ii) the Eligible Employee accepts employment with another company; (iii) the Administrator decides, in its sole discretion, to pay the remaining Severance Pay Benefit as a single, lump sum; or (iv) the date which is six months from the Eligible Employee’s Severance Date.
(b) Payments shall commence as soon as administratively feasible following the date on which the Eligible Employee can no longer revoke the release executed under Section 2.1(c).
(c) Interest shall not be payable on any Severance Pay Benefit payment.
3.3 Termination of Severance Pay Benefits Upon Re-employment.
The payment of Severance Pay Benefits to an Eligible Employee will terminate in the event that the Eligible Employee is subsequently re-employed by an Employer before he or she receives the full Severance Pay Benefit to which he or she is entitled under the Plan. If an Eligible Employee subject to this Section 3.3 again becomes eligible for a Severance Pay Benefit, his or her Severance Pay Benefit will be equal to the amount payable pursuant to Section 3.1, based only on the Eligible Employee’s Service following his or her most recent Employment Commencement Date).
ARTICLE IV — PLAN ADMINISTRATION
4.1 Powers and Duties of The Administrator.
The Administrator shall be the Plan Administrator, as defined in Section 3(16)(A) of ERISA, and shall be the named fiduciary of the Plan to the extent required by ERISA. The Administrator shall enforce the Plan in accordance with its terms, and shall be charged with the general administration of the Plan. In accordance with Section 4.4, the

Administrator shall have all powers and duties necessary to accomplish its purposes, including but not limited to, the following:
(a) To determine all questions relating to the eligibility of employees to receive payments hereunder;
(b) To construe and interpret, in its sole discretion, the terms and provisions of the Plan and to resolve all disputed questions of fact;
(c) To determine and compute the amount and timing of payments payable to Eligible Employees;
(d) To issue directions to each Employer concerning all benefits which are to be paid from such Employer’s general assets pursuant to the provisions of the Plan, and warrant that all such directions are in accordance with the Plan;
(e) To maintain all the necessary records for the administration of the Plan;
(f) To provide for disclosure of all information and filing or provision of all reports and statements to Eligible Employees or governmental bodies as shall be required by ERISA;
(g) To make and publish such rules for the regulation and operation of the Plan as are not inconsistent with the term hereof;
(h) To appoint and contract with plan record keepers or any other agents, including employees of any Employer, and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrator may from time to time prescribe, and, where appropriate, to designate each such administrator or agent as a fiduciary with regard to matters delegated to him or her. Any delegation of fiduciary responsibility shall be approved by a majority vote of the Administrator in a resolution, with the vote of each member recorded and made a part of the written record of the Administrator;
(i) To establish claims procedures consistent with regulations of the Secretary of Labor for presentation of claims by Eligible Employees for Plan benefits, consideration of such claims, review of claim denials and issuance of decisions on review;
(j) To prosecute or settle any claims, litigation, or threatened litigation and respond to and comply with court proceedings and orders on the Plan’s behalf;
(k) To institute of black-out periods during which some or all ordinary Plan administration functions will be suspended;
(l) To secure government approval of the Plan and any amendments thereto, as may be required, through any means available; and

(m) To take all measures deemed reasonably necessary or desirable to properly administer the Plan, and to exercise all other powers and authority given to the Administrator under the Plan.
4.2 Transmittal of Information.
In order to enable the Administrator to perform its functions under the Plan, each Employer shall supply full and timely information to the Administrator on all matters relating to the Weekly Base Compensation of Eligible Employees, their employment, retirement, death, or the cause for termination of employment and such other pertinent facts as may be required.
4.3 Compensation, Expenses, Indemnity and Liability.
(a) The Administrator and its delegates shall serve without compensation for their services hereunder.
(b) The Administrator is authorized at the expense of the Company to employ such legal counsel, and make use of clerical or other personnel, as it may deem advisable to assist in the performance of its duties hereunder.
(c) To the extent permitted by applicable law, the Company shall indemnify and save harmless the Administrator and any employee of the Company to whom the Administrator has delegated its duties under the Plan against any and all expenses, liabilities and claims, including legal fees paid to defend against such liabilities and claims, arising out of their discharge of responsibilities in good faith under the Plan, excepting only expenses, liabilities and claims arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under state law. Payments with respect to the indemnity and payments of expenses or fees shall be made from the general assets of the Company.
4.4 Manner of Administering.
The Administrator shall have the full discretion and the exclusive right to construe and interpret the terms and provisions of the Plan and to carry out its other powers and duties, and to determine any and all question arising under the plans or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions, by general rule or particular decision. Benefits shall be paid to an Eligible Employee only if the Administrator determines, in its sole discretion, that such Eligible Employee is entitled to a benefit. The actions, interpretations or constructions of the Administrator shall be final, binding, and conclusive on all parties, including but not limited to the Company and any Eligible Employees, and shall be given the maximum possible deference allowed by law.

4.5 Overpayments
If the Administrator determines, in its full discretion, that the Plan has made an overpayment of any amount due under the Plan, the Administrator may recover the amount of the overpayment by requiring the payee to return the excess payments to the Plan, reducing any future Plan payments to the payee, or any other method deemed reasonable by the Administrator.
4.6 Charter of the Corporate Compensation Benefits Committee
Additional administrative provisions appear in the Charter of the Corporate Compensation Benefits Committee (the “Charter”), which is incorporated herein by reference. In the event of a conflict between the terms of the Plan and the terms of the Charter, the terms of the Plan shall prevail.
ARTICLE V — AMENDMENT AND TERMINATION
5.1 Amendments and Termination.
The Compensation Committee shall have the power to terminate the Plan and to amend the Plan from time to time and to amend further or cancel any such amendment. Any amendment shall be in writing, signed by an officer of the Company and effective in the manner and at the time therein set forth, and the Company and all Eligible Employees shall be bound thereby. Only the Compensation Committee shall have the power to approve divisions or subsidiaries of the Company as new Employers in the Plan.
The Administrator, the Vice President, Human Resources of the Company, or an authorized officer of the Company shall have the power, on behalf of the Company, to adopt plans or make amendments to the Plan:
(a) to comply with federal or state laws, rules, or regulations;
(b) to conform with applicable collective bargaining agreements;
(c) if the annual aggregate, net cost of such adoption or amendment after considering all expenses and offsetting all savings does not exceed $100,000, as determined in the sole discretion of the Vice President, Human Resources of the Company;
(d) if such adoption or amendment is of a technical nature and does not otherwise have a substantial impact on the cost or terms of benefits provided by the Company or any Employer; or
(e) if requested by the Committee.

5.2 Discontinuance or Termination of Plan.
It is the expectation of the Company that the Plan will be continued indefinitely, but continuance of the Plan is not assumed as a contractual obligation of the Company or any Employer. Accordingly, the Plan may be terminated at any time, for any reason, and without advance notice to Eligible Employees. In the event that the Plan is terminated, no Eligible Employee shall have any claim against any of the assets of any Employer. The power to terminate the Plan rests with the Compensation Committee as set forth in Section 5.1.
5.3 Benefit Claims and Legal Actions
A legal action resulting from the denial of a claim for benefits (and the subsequent appeal thereof) must be filed within 180 days of an adverse decision on appeal (or 180 days following the expiration of the time to file an appeal if no appeal is filed).
ARTICLE VI — MISCELLANEOUS
6.1 Limitation of Eligible Employees’ Rights.
(a) Payments made under the Plan shall not give any employee the right to be retained in the employ of any Employer or any right or interest under the Plan other than as herein provided. Each Employer reserves the right to dismiss any employee without any liability for any claim against such Employer. Inclusion under the Plan will not give any Eligible Employee any right to claim any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. An Eligible Employee shall not have any recourse towards satisfaction of such benefit becoming fixed under the terms of the Plan from other than the general assets of his or her Employer.
(b) Payments made under the Plan shall not give any employee the right to any benefits provided only to employees retained in the employ of an Employer (e.g., the Company’s health and dental plans). Except as may otherwise be required by law or set forth specifically in such plans or herein, such benefits shall be terminated as of the employee’s Severance Date.
6.2 Unsecured General Creditor.
All Eligible Employees and their heirs, successors, assigns and personal representatives shall have no legal or equitable rights, claims, or interests in any specific property or assets of any Employer with respect to benefits payable under the Plan. No assets of any Employer shall be held under any trust, or held in any way as collateral security for the fulfillment of the obligations of any Employer under the Plan. Each Employer’s assets shall be, and remain, the general, unpledged, unrestricted assets of such Employer. Each

Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future, and the rights of all Eligible Employees shall be no greater than those of unsecured general creditors.
6.3 Non-Duplication of Benefits.
Benefits paid under this Plan are in lieu of, and not in addition to, any other severance or similar type of benefit payable under a plan, policy or arrangement of the Company or any Employer. Accordingly, benefits paid under this Plan will be offset by benefits paid under any such plan, policy, or arrangement. If, despite any release signed in connection with this Plan, an employee is later awarded and receives benefits under any other severance plan (including, without limitation, a change in control agreement), benefits paid under this Plan will offset any other benefits payable.
6.4 Withholding.
There shall be deduced from each payment under the Plan all taxes that are required to be withheld by the Company with respect to such payment. The Company shall have the right to reduce any payment by (i) the amount of cash sufficient to provide the amount of said taxes, and (ii) an amount of cash equal to the amount of any contributions that the Eligible Employee has elected to make to any medical, welfare, or retirement plan maintained by the Company in accordance with the terms and provisions of those plans.
6.5 Restriction Against Alienation.
None of the benefits, payments, proceeds or claims of any Eligible Employee shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Eligible Employee have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan. Notwithstanding the above, benefits which are in pay status may be subject to a garnishment or wage assignment made pursuant to a court order, or a tax levy.
6.6 Governing Law.
The Plan shall be construed, administered, and governed in all respects under applicable federal law, and to the extent that federal law is inapplicable, under the laws of the State of California; provided, however, that if any provision is susceptible to more than one interpretation, such interpretation shall be given thereto as is consistent with the Plan being a welfare benefit plan within the meaning of Section 3(1) of ERISA. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
6.7 Headings, etc., Not Part of Agreement.
Headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
6.8 Instrument on Counterparts.
The Plan may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument, which may be sufficiently evidenced by any one counterpart.
6.9 Reorganization of Company.
In the event of the dissolution, merger, consolidation, or reorganization of the Company, the Plan shall terminate unless the Plan is continued by a successor company in accordance with a resolution of its board of directors.
6.10 Construction.
As used in the Plan, the masculine gender shall include the feminine and the singular may include the plural, unless the context clearly indicates to the contrary.
IN WITNESS WHEREOF, the undersigned has caused these presents to be executed by its duly authorized officer on the date indicated below.
DOLE FOOD COMPANY, INC.
DATED: 8-31-06
By Sue Hagen
Name Sue Hagen
Title Sr. VP HR & Industrial Relations

Appendix A. Participating Employers
A.1 Companies That are Participating Employers as of January 1, 2006
As of January 1, 2006, the Company and the following Affiliates of the Company have adopted the Plan and are the participating Employers:
The headquarters office of Dole Food Company, Inc.;
Dole Fresh Fruit, Company, Inc.;
Packaged Frozen Foods, LLC;
Dole Food Flight Operations
Dole Food Company Hawaii, a division of Dole Food Company, Inc.;
Dole Fresh Vegetables, Inc.;
Dole Fresh Flowers, Inc.,; and
Pacific Coast Trucking Company, Inc.